AMENDED AND RESTATED

                                     BYLAWS

                                       OF

                           MILLION DOLLAR SALOON, INC.

                                TABLE OF CONTENTS


ARTICLE I-- OFFICES

         Section 1.  Registered Office........................................1
         Section 2.  Other Offices............................................1

ARTICLE II-- SHAREHOLDERS

         Section 1.   Place of Meetings.......................................1
         Section 2.  Annual Meeting...........................................1
         Section 3.  List of Shareholders.....................................1
         Section 4.  Special Meetings.........................................2
         Section 5.  Notice...................................................2
         Section 6.  Quorum...................................................2
         Section 7.  Voting...................................................2
         Section 8.  Method of Voting.........................................2
         Section 9.  Record Date..............................................3
         Section 10.  Action by Consent.......................................3
         Section 11.  Shareholder Proposals...................................3
         Section 12.  Nomination of Directors.................................4
         Section 13.  Exclusion of NRS 78.378 to 78.3793......................5

ARTICLE III-- BOARD OF DIRECTORS

         Section 1.  Management...............................................5
         Section 2.  Qualification; Election; Term............................5
         Section 3.  Number...................................................5
         Section 4.  Removal..................................................5
         Section 5.  Vacancies................................................6
         Section 6.  Place of Meetings........................................6
         Section 7.  Annual Meeting...........................................6
         Section 8.  Regular Meetings.........................................6
         Section 9.  Special Meetings.........................................6
         Section 10.  Quorum..................................................6
         Section 11.  Interested Directors....................................6
         Section 12.  Committees..............................................7
         Section 13.  Action by Consent.......................................7
         Section 14.  Compensation of Directors...............................7

ARTICLE IV-- NOTICE

         Section 1.  Form of Notice...........................................7
         Section 2.  Waiver...................................................7



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



ARTICLE V-- OFFICERS AND AGENTS

         Section 1.  In General...............................................8
         Section 2.  Election.................................................8
         Section 3.  Other Officers and Agents................................8
         Section 4.  Compensation.............................................8
         Section 5.  Term of Office and Removal...............................8
         Section 6.  Employment and Other Contracts...........................8
         Section 7.  Chairman of the Board of Directors.......................8
         Section 8.  Chief Executive Officer..................................8
         Section 9.  President................................................9
         Section 10.  Chief Financial Officer.................................9
         Section 11.  Secretary...............................................9
         Section 12.  Bonding.................................................9

ARTICLE VI-- CERTIFICATES REPRESENTING SHARES

         Section 1.  Form of Certificates.....................................9
         Section 2.  Lost Certificates.......................................10
         Section 3.  Transfer of Shares......................................10
         Section 4.  Registered Shareholders.................................10

ARTICLE VII-- GENERAL PROVISIONS

         Section 1.  Dividends...............................................10
         Section 2.  Reserves................................................11
         Section 3.  Telephone and Similar Meetings..........................11
         Section 4.  Books and Records.......................................11
         Section 5.  Fiscal Year.............................................11
         Section 6.  Seal....................................................11
         Section 7.  Advances of Expenses....................................11
         Section 8.  Indemnification.........................................12
         Section 9.  Insurance...............................................12
         Section 10.  Resignation............................................12
         Section 11.  Amendment of Bylaws....................................12
         Section 12.  Invalid Provisions.....................................12
         Section 13.  Relation to the Articles of Incorporation..............13



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



                              AMENDED AND RESTATED

                                     BYLAWS

                                       OF

                           MILLION DOLLAR SALOON, INC.


                                    ARTICLE I

                                     OFFICES

         Section 1. Registered Office. The registered office and registered agent of Million Dollar Saloon, Inc. (the "Corporation") will be as from time to time set forth in the Corporation's Articles of Incorporation (as may be amended from time to time) or in any certificate filed with the Secretary of State of the State of Nevada, and the appropriate county Recorder or Recorders, as the case may be, to amend such information.

         Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Nevada as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                   ARTICLE II

                                  SHAREHOLDERS

         Section 1. Place of Meetings. All meetings of the shareholders for the election of Directors will be held at such place, within or without the State of Nevada, as may be fixed from time to time by the Board of Directors. Meetings of shareholders for any other purpose may be held at such time and place, within or without the State of Nevada, as may be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

         Section 2. Annual Meeting. An annual meeting of the shareholders will be held at such time as may be determined by the Board of Directors, at which meeting the shareholders will elect a Board of Directors, and transact such other business as may properly be brought before the meeting.

         Section 3. List of Shareholders. At least ten days before each meeting of shareholders, a complete list of the shareholders entitled to vote at said meeting, arranged in alphabetical order, with the address of and the number of voting shares registered in the name of each, will be prepared by the officer or agent having charge of the stock transfer books. Such list will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place will be specified in the notice of the meeting, or if not so specified at the place where the meeting is to be held. Such list will be produced and kept open at the time and place of the meeting during the whole time thereof, and will be subject to the inspection of any shareholder who may be present.

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


         Section 4. Special Meetings. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by law, the Articles of Incorporation or these Bylaws, may be called by the Chairman of the Board, the Chief Executive Officer, the President or the Board of Directors.

         Section 5. Notice. Written or printed notice stating the place, day and hour of any meeting of the shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, will be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the Chairman of the Board, the Chief Executive Officer, the President, the Secretary, or the officer or person calling the meeting, to each shareholder of record entitled to vote at the meeting. If mailed, such notice will be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.

         Section 6. Quorum. At all meetings of the shareholders, the presence in person or by proxy of the holders of a majority of the shares issued and outstanding and entitled to vote will be necessary and sufficient to constitute a quorum for the transaction of business except as otherwise provided by law, the Certificate of Incorporation or these Bylaws. If, however, such quorum is not present or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

         Section 7. Voting. When a quorum is present at any meeting of the Corporation's shareholders, the vote of the holders of a majority of the shares entitled to vote on, and voted for or against, any matter will decide any questions brought before such meeting, unless the question is one upon which, by express provision of law, the Articles of Incorporation or these Bylaws, a different vote is required, in which case such express provision will govern and control the decision of such question. The shareholders present in person or by proxy at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

         Section 8. Method of Voting. Each outstanding share of the Corporation's capital stock, regardless of class, will be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class or classes are limited or denied by the Articles of Incorporation, as amended from time to time. At any meeting of the shareholders, every shareholder having the right to vote will be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such shareholder and bearing a date not more than three years prior to such meeting, unless such instrument provides for a longer period. Each proxy will be revocable unless expressly provided therein to be irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. Such proxy will be filed with the Secretary of the Corporation prior to or at the time of the meeting. Voting on any question or in any election, other than for directors, may be by voice vote or show of hands unless the presiding officer orders, or any shareholder demands, that voting be by written ballot.

         Section 9. Record Date. The Board of Directors may fix in advance a record date for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, which record date will not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date will not be less than ten nor more than sixty days prior to such meeting. In the absence of any action by the Board of Directors, the close of business on the date next preceding the day on which the notice is given will be the record date, or, if notice is waived, the close of business on the day next preceding the day on which the meeting is held will be the record date.

         Section 10. Action by Consent. Except as set forth below, any action required or permitted by law, the Articles of Incorporation or these Bylaws to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and will be delivered to the Corporation by delivery to its registered office in Nevada, its principal place of business or an officer or agent of the Corporation having custody of the minute book.

         Section 11. Shareholder Proposals. No proposal by a shareholder made pursuant to this Article II may be voted upon at a meeting of shareholders unless such shareholder shall have delivered or mailed in a timely manner (as set herein) and in writing to the Secretary of the Corporation (i) notice of such proposal, (ii) the text of the proposed alteration, amendment or repeal, if such proposal relates to a proposed change to the Corporation's Articles of Incorporation or Bylaws, (iii) evidence reasonably satisfactory to the Secretary of the Corporation of such shareholder's status as such and of the number of shares of each class of capital stock of the Corporation of which such shareholder is the beneficial owner, (iv) a list of the names and addresses of other beneficial owners of shares of the capital stock of the Corporation, if any, with whom such shareholder is acting in concert, and the number of shares of each class of capital stock of the Corporation beneficially owned by each such beneficial owner and (v) an opinion of counsel, which counsel and the form and substance of which opinion shall be reasonably satisfactory to the Board of Directors of the Corporation, to the effect that the Articles of Incorporation or Bylaws resulting from the adoption of such proposal would not be in conflict with the laws of the State of Nevada, if such proposal relates to a proposed change to the Corporation's Articles of Incorporation or Bylaws. To be timely in connection with an annual meeting of shareholders, a shareholder's notice and other aforesaid items shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety nor more than 180 days prior to the earlier of the date of the meeting or the corresponding date on which the immediately preceding year's annual meeting of shareholders was held. To be timely in connection with the voting on any such proposal at a special meeting of the shareholders, a shareholder's notice and other aforesaid items shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than forty days nor more than sixty days prior to the date of such meeting; provided, however, that in the event that less than fifty days' notice or prior public disclosure of the date of the special meeting of the shareholders is given or made to the shareholders, such shareholder's notice and other aforesaid items to be timely must be so received not later than the close of business on the seventh day following the day on which such notice of date of the meeting was mailed or such public disclosure was made. Within thirty days (or such shorter period that may exist prior to the date of the meeting) after such shareholder shall have submitted the aforesaid items, the Secretary and the Board of Directors of the Corporation shall respectively determine whether the items to be ruled upon by them are reasonably satisfactory and shall notify such shareholder in writing of their respective determinations. If such shareholder fails to submit a required item in the form or within the time indicated, or if the Secretary or the Board of Directors of the Corporation determines that the items to be ruled upon by them are not reasonably satisfactory, then such proposal by such shareholder may not be voted upon by the shareholders of the Corporation at such meeting of shareholders. The presiding person at each meeting of shareholders shall, if the facts warrant, determine and declare to the meeting that a proposal was not made in accordance with the procedure prescribed by these Bylaws, and if he should so determine, he shall so declare to the meeting and the defective proposal shall be disregarded. The requirements of this Section 11 shall be in addition to any other requirements imposed by these Bylaws, by the Corporation's Articles of Incorporation or the law.

         Section 12. Nomination of Directors. Nominations for the election of directors may be made by the Board of Directors or by any shareholder (a "Nominator") entitled to vote in the election of directors. Such nominations, other than those made by the Board of Directors, shall be made in writing pursuant to timely notice delivered to or mailed and received by the Secretary of the Corporation as set forth in this Section 10. To be timely in connection with an annual meeting of shareholders, a Nominator's notice, setting forth the name and address of the person to be nominated, shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety days nor more than 180 days prior to the earlier of the date of the meeting or the corresponding date on which the immediately preceding year's annual meeting of shareholders was held. To be timely in connection with any election of a director at a special meeting of the shareholders, a Nominator's notice, setting forth the name and address of the person to be nominated, shall be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such notice of date of the meeting was mailed or such public disclosure was made, whichever first occurs. At such time, the Nominator shall also submit written evidence, reasonably satisfactory to the Secretary of the Corporation, that the Nominator is a shareholder of the Corporation and shall identify in writing (i) the name and address of the Nominator, (ii) the number of shares of each class of capital stock of the Corporation of which the Nominator is the beneficial owner, (iii) the name and address of each of the persons with whom the Nominator is acting in concert and (iv) the number of shares of capital stock of which each such person with whom the Nominator is acting in concert is the beneficial owner pursuant to which the nomination or nominations are to be made. At such time, the Nominator shall also submit in writing (i) the information with respect to each such proposed nominee that would be required to be provided in a proxy statement prepared in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended, and
(ii) a notarized affidavit executed by each such proposed nominee to the effect that, if elected as a member of the Board of Directors, he will serve and that he is eligible for election as a member of the Board of Directors. Within thirty days (or such shorter time period that may exist prior to the date of the meeting) after the Nominator has submitted the aforesaid items to the Secretary of the Corporation, the Secretary of the Corporation shall determine whether the evidence of the Nominator's status as a shareholder submitted by the Nominator is reasonably satisfactory and shall notify the Nominator in writing of his determination. If the Secretary of the Corporation finds that such evidence is not reasonably satisfactory, or if the Nominator fails to submit the requisite information in the form or within the time indicated, such nomination shall be ineffective for the election at the meeting at which such person is proposed to be nominated. The presiding person at each meeting of shareholders shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. The requirements of this Section 12 shall be in addition to any other requirements imposed by these bylaws, by the Articles of Incorporation or by law.

          Section 13. Exclusion of NRS 78.378 to 78.3793. The Corporation expressly elects not to be governed by the provisions of NRS 78.378 to 78.3793, inclusive of the Nevada General Corporation Law.

                                   ARTICLE III

                               BOARD OF DIRECTORS

         Section 1. Management. The business and affairs of the Corporation will be managed by or under the direction of its Board of Directors who may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders.

         Section 2. Qualification; Election; Term. None of the Directors need be a shareholder of the Corporation or a resident of the State of Nevada. Each Director shall hold office until whichever of the following occurs first: his successor is elected and qualified, his resignation, his removal from office by the shareholders or his death. At each annual meeting of shareholders of the Corporation, the successors to the directors whose term expires at the meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the following year of their election. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of Directors at any annual or special meeting of shareholders. Such election shall be by written ballot.

         Section 3. Number. The number of Directors of the Corporation will be at least one and not more than nine. The number of Directors authorized will be fixed as the Board of Directors may from time to time designate, or if no such designation has been made, the number of Directors will be the same as the number of members of the initial Board of Directors as set forth in the Articles of Incorporation.

         Section 4. Removal. Any Director may be removed, only for cause, at any special meeting of shareholders by the affirmative vote of the holders of a majority of all outstanding voting stock entitled to vote; provided that notice of the intention to act upon such matter has been given in the notice calling such meeting.


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



         Section 5. Vacancies. Newly created directorships resulting from any increase in the authorized number of Directors and any vacancies occurring in the Board of Directors caused by death, resignation, retirement, disqualification or removal from office of any Directors or otherwise, may be filled by the vote of a majority of the Directors then in office, though less than a quorum, or a successor or successors may be chosen at a special meeting of the shareholders called for that purpose, and each successor Director so chosen will hold office until the next election of Directors or until whichever of the following occurs first: his successor is elected and qualified, his resignation, his removal from office by the shareholders or his death.

         Section 6. Place of Meetings. Meetings of the Board of Directors, regular or special, may be held at such place within or without the State of Nevada as may be fixed from time to time by the Board of Directors.

         Section 7. Annual Meeting. The first meeting of each newly elected Board of Directors will be held without further notice immediately following the annual meeting of shareholders and at the same place, unless by unanimous consent, the Directors then elected and serving change such time or place.

         Section 8. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as is from time to time determined by resolution of the Board of Directors.

         Section 9. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or the President on oral or written notice to each Director, given either personally, by telephone, by telegram or by mail; special meetings will be called by the Chairman of the Board, Chief Executive Officer, President or Secretary in like manner and on like notice on the written request of at least three Directors. The purpose or purposes of any special meeting will be specified in the notice relating thereto.

         Section 10. Quorum. At all meetings of the Board of Directors the presence of a majority of the number of Directors fixed by these Bylaws will be necessary and sufficient to constitute a quorum for the transaction of business, and the affirmative vote of at least a majority of the Directors present at any meeting at which there is a quorum will be the act of the Board of Directors, except as may be otherwise specifically provided by law, the Articles of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum is present.

         Section 11. Interested Directors. No contract or transaction between the Corporation and one or more of its Directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of the Corporation's Directors or officers are directors or officers or have a financial interest, will be void or voidable solely for this reason, solely because the Director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (i) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the

Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum, (ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

         Section 12. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board, designate committees, each committee to consist of two or more Directors of the Corporation, which committees will have such power and authority and will perform such functions as may be provided in such resolution. Such committee or committees will have such name or names as may be designated by the Board and will keep regular minutes of their proceedings and report the same to the Board of Directors when required.

         Section 13. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee of the Board of Directors may be taken without such a meeting if a consent or consents in writing, setting forth the action so taken, is signed by all the members of the Board of Directors or such committee, as the case may be.

         Section 14. Compensation of Directors. Directors will receive such compensation for their services and reimbursement for their expenses as the Board of Directors, by resolution, may establish; provided that nothing herein contained will be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

                                   ARTICLE IV

                                     NOTICE

         Section  1.  Form  of  Notice.   Whenever  by  law,   the  Articles  of
Incorporation or of these Bylaws, notice is to be given to any Director or shareholder, and no provision is made as to how such notice will be given, such notice may be given in writing, by mail, postage prepaid, addressed to such Director or shareholder at such address as appears on the books of the Corporation. Any notice required or permitted to be given by mail will be deemed to be given at the time the same is deposited in the United States mails.

         Section 2. Waiver. Whenever any notice is required to be given to any shareholder or Director of the Corporation as required by law, the Articles of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated in such notice, will be equivalent to the giving of such notice. Attendance of a shareholder or Director at a meeting will constitute a waiver of notice of such meeting, except where such shareholder or Director attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened.



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                                    ARTICLE V

                               OFFICERS AND AGENTS

         Section 1. In General. The officers of the Corporation will consist of a Chief Executive Officer, President, Chief Financial Officer and Secretary and such other officers as shall be elected by the Board of Directors or the Chief Executive Officer. Any two or more offices may be held by the same person.

         Section 2. Election. The Board of Directors, at its first meeting after each annual meeting of shareholders, will elect the officers, none of whom need be a member of the Board of Directors.

         Section 3. Other Officers and Agents. The Board of Directors and Chief Executive Officer may also elect and appoint such other officers and agents as it or he deems necessary, who will be elected and appointed for such terms and will exercise such powers and perform such duties as may be determined from time to time by the Board or the Chief Executive Officer.

         Section 4. Compensation. The compensation of all officers and agents of the Corporation will be fixed by the Board of Directors or any committee of the Board, if so authorized by the Board.

         Section 5. Term of Office and Removal. Each officer of the Corporation will hold office until his death, his resignation or removal from office, or the election and qualification of his successor, whichever occurs first. Any officer or agent elected or appointed by the Board of Directors or the Chief Executive Officer may be removed at any time, for or without cause, by the affirmative vote of a majority of the entire Board of Directors or at the discretion of the Chief Executive Officer (without regard to how the agent or officer was elected), but such removal will not prejudice the contract rights, if any, of the person so removed. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or, in the case of a vacancy in the office of officer other than Chief Executive Officer and President, such vacancy may be filled by the Chief Executive Officer.

         Section 6. Employment and Other Contracts. The Board of Directors may authorize any officer or officers or agent or agents to enter into any contract or execute and deliver any instrument in the name or on behalf of the Corporation, and such authority may be general or confined to specific instances. The Board of Directors may, when it believes the interest of the Corporation will best be served thereby, authorize executive employment contracts that will have terms no longer than ten years and contain such other terms and conditions as the Board of Directors deems appropriate. Nothing herein will limit the authority of the Board of Directors to authorize employment contracts for shorter terms.

         Section 7. Chairman of the Board of Directors. If the Board of Directors has elected a Chairman of the Board, he will preside at all meetings of the shareholders and the Board of Directors.

         Section 8. Chief Executive Officer. The Chief Executive Officer will be the chief executive officer of the Corporation and, subject to the control of the Board of Directors, will supervise and control all of the business and affairs of the Corporation. The Chief Executive Officer shall have the authority to elect any officer of the Corporation other than the Chief Executive Officer or President. He will, in the absence of the Chairman of the Board, preside at all meetings of the shareholders and the Board of Directors. The Chief Executive Officer will have all powers and perform all duties incident to the office of Chief Executive Officer and will have such other powers and perform such other duties as the Board of Directors may from time to time prescribe. During the absence or disability of the President, the Chief Executive Officer will exercise the powers and perform the duties of President.

         Section 9. President. The President will have responsibility for oversight of the Corporation's operating and development activities. In the absence or disability of the Chief Executive Officer and the Chairman of the Board, the President will exercise the powers and perform the duties of the Chief Executive Officer. The President will render to the Directors whenever they may require it an account of the operating and development activities of the Corporation and will have such other powers and perform such other duties as the Board of Directors may from time to time prescribe or as the Chief Executive Officer may from time to time delegate to him.

         Section 10. Chief Financial Officer. The Chief Financial Officer will have principal responsibility for the financial operations of the Corporation. The Chief Financial Officer will render to the Directors whenever they may require it an account of the operating results and financial condition of the Corporation and will have such other powers and perform such other duties as the Board of Directors may from time to time prescribe or as the Chief Executive Officer may from time to time delegate to him.

         Section 11. Secretary. The Secretary will attend all meetings of the shareholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose. The Secretary will perform like duties for the Board of Directors and committees thereof when required. The Secretary will give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors. The Secretary will keep in safe custody the seal of the Corporation. The Secretary will be under the supervision of the Chief Executive Officer. The Secretary will have such other powers and perform such other duties as the Board of Directors may from time to time prescribe or as the Chief Executive Officer may from time to time delegate to him.

         Section 12. Bonding. The Corporation may secure a bond to protect the Corporation from loss in the event of defalcation by any of the officers, which bond may be in such form and amount and with such surety as the Board of Directors may deem appropriate.

                                   ARTICLE VI

                        CERTIFICATES REPRESENTING SHARES

         Section 1. Form of Certificates. Certificates, in such form as may be determined by the Board of Directors, representing shares to which shareholders are entitled will be delivered to each shareholder. Such certificates will be consecutively numbered and will be entered in the stock book of the Corporation as they are issued. Each certificate will state on the face thereof the holder's name, the number, class of shares, and the par value of such shares or a statement that such shares are without par value. They will be signed by the Chief Executive Officer or President and the Secretary or an

Assistant Secretary, and may be sealed with the seal of the Corporation or a facsimile thereof. If any certificate is countersigned by a transfer agent, or an assistant transfer agent or registered by a registrar, either of which is other than the Corporation or an employee of the Corporation, the signatures of the Corporation's officers may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on such certificate or certificates, ceases to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Corporation or its agents, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation.

         Section 2. Lost Certificates. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost or destroyed. When authorizing such issue of a new certificate, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost or destroyed certificate, or his legal representative, to advertise the same in such manner as it may require and/or to give the Corporation a bond, in such form, in such sum, and with such surety or sureties as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed. When a certificate has been lost, apparently destroyed or wrongfully taken, and the holder of record fails to notify the Corporation within a reasonable time after such holder has notice of it, and the Corporation registers a transfer of the shares represented by the certificate before receiving such notification, the holder of record is precluded from making any claim against the Corporation for the transfer of a new certificate.

         Section 3. Transfer of Shares. Shares of stock will be transferable only on the books of the Corporation by the holder thereof in person or by such holder's duly authorized attorney. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it will be the duty of the Corporation or the transfer agent of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

         Section 4. Registered Shareholders. The Corporation will be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it has express or other notice thereof, except as otherwise provided by law.

                                   ARTICLE VII

                               GENERAL PROVISIONS

         Section 1. Dividends. Dividends upon the outstanding shares of the Corporation, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting. Dividends may be declared and paid in cash, in property, or in shares of the Corporation, subject to the provisions of the General Corporation Law of the State of Nevada and the Articles of Incorporation. The Board of Directors may fix in advance a record date for the purpose of determining shareholders entitled to receive payment of any dividend, such record date will not precede the date upon which the resolution fixing the record date is adopted, and such record date will not be more than sixty days prior to the payment date of such dividend. In the absence of any action by the Board of Directors, the close of business on the date upon which the Board of Directors adopts the resolution declaring such dividend will be the record date.

         Section 2. Reserves. There may be created by resolution of the Board of Directors out of the surplus of the Corporation such reserve or reserves as the Directors from time to time, in their discretion, deem proper to provide for contingencies, or to equalize dividends, or to repair or maintain any property of the Corporation, or for such other purpose as the Directors may deem beneficial to the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created. Surplus of the Corporation to the extent so reserved will not be available for the payment of dividends or other distributions by the Corporation.

         Section 3. Telephone and Similar Meetings. Shareholders, directors and committee members may participate in and hold meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Participation in such a meeting will constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

         Section 4. Books and Records. The Corporation will keep correct and complete books and records of account and minutes of the proceedings of its shareholders and Board of Directors, and will keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its shareholders, giving the names and addresses of all shareholders and the number and class of the shares held by each.

         Section 5. Fiscal Year. The fiscal year of the Corporation will be December 31 unless otherwise fixed by resolution of the Board of Directors.

         Section 6. Seal. The Corporation may have a seal, and the seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. Any officer of the Corporation will have authority to affix the seal to any document requiring it.

         Section 7. Advances of Expenses. The Corporation will advance to its directors and officers expenses incurred by them in connection with any "Proceeding," which term includes any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature (including all appeals therefrom), in which a director or officer may be or may have been involved as a party or otherwise, by reason of the fact that he is or was a director or officer of the Corporation, by reason of any action taken by him or of any inaction on his part while acting as such, or by reason of the fact that he is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise ("Official," which term also includes directors and officers of the Corporation in their capacities as directors and officers of the Corporation), whether or not he is serving in such capacity at the time any liability or expense is incurred; provided that the Official undertakes to repay all amounts advanced unless:

                  (i) in the case of all Proceedings other than a Proceeding by or in the right of the Corporation, the Official establishes to the satisfaction of the disinterested members of the Board of Directors that he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, that he did not have reasonable cause to believe his conduct was unlawful; provided that the termination of any such Proceeding by judgment, order of court, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not by itself create a presumption as to whether the Official acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, as to whether he had reasonable cause to believe his conduct was unlawful; or

                  (ii) in the case of a Proceeding by or in the right of the Corporation, the Official establishes to the satisfaction of the disinterested members of the Board of Directors that he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided that if in such a Proceeding the Official is adjudged to be liable to the Corporation, all amounts advanced to the Official for expenses must be repaid except to the extent that the court in which such adjudication was made shall determine upon application that despite such adjudication, in view of all the circumstances, the Official is fairly and reasonably entitled to indemnity for such expenses as the court may deem proper.

         Section 8. Indemnification. The Corporation will indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Nevada and may, if and to the extent authorized by the Board of Directors, so indemnify such other persons whom it has the power to indemnify against any liability, reasonable expense or other matter whatsoever.

         Section 9. Insurance. The Corporation may at the discretion of the Board of Directors purchase and maintain insurance on behalf of the Corporation and any person whom it has the power to indemnify pursuant to law, the Articles of Incorporation, these Bylaws or otherwise.

         Section 10. Resignation. Any director, officer or agent may resign by giving written notice to the President or the Secretary. Such resignation will take effect at the time specified therein or immediately if no time is specified therein. Unless otherwise specified therein, the acceptance of such resignation will not be necessary to make it effective.

         Section 11. Amendment of Bylaws. Other than as set forth herein, these Bylaws may be altered, amended, or repealed at any meeting of the Board of Directors at which a quorum is present, by the affirmative vote of a majority of the Directors present at such meeting.

         Section 12. Invalid Provisions. If any part of these Bylaws is held invalid or inoperative for any reason, the remaining parts, so far as possible and reasonable, will be valid and operative.

         Section 13. Relation to the Articles of Incorporation. These Bylaws are subject to, and governed by, the Articles of Incorporation of the Corporation as amended from time to time.


                                          Adopted by the Board of Directors and
                                          Effective June 4, 1999



                                          --------------------------------------
                                          Secretary



Article III, Section 4, Removal, was amended in its entirety, the 9th day of July, 1999 by the Board of Directors. Article III, Section 4, as amended has been restated herein.



Nina J. Furrh, President

                           MILLION DOLLAR SALOON, INC.
                                AND SUBSIDIARIES

                              Financial Statements
                                       and

                                Auditor's Report

                           December 31, 1999 and 1998









                              S. W. HATFIELD , CPA
                          certified public accountants

                      Use our past to assist your future sm

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page

Report of Independent Certified Public Accountants                        F-2

Consolidated Financial Statements

   Consolidated Balance Sheets

      as of December 31, 1999 and 1998                                    F-3

   Consolidated Statements of Income and Comprehensive Income

      for the years ended December 31, 1999 and 1998                      F-5

   Consolidated Statements of Changes in Shareholders' Equity

      for the years ended December 31, 1999 and 1998                      F-6

   Consolidated Statements of Cash Flows

      for the years ended December 31, 1999 and 1998                      F-7

   Notes to Consolidated Financial Statements                             F-9

S. W. HATFIELD, CPA
certified public accountants

Member:    American Institute of Certified Public Accountants
               SEC Practice Section
               Information Technology Section

           Texas Society of Certified Public Accountants

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Shareholders
Million Dollar Saloon, Inc.

We have audited the consolidated balance sheets of Million Dollar Saloon, Inc. and Subsidiaries (a Nevada corporation and Texas corporations, respectively) as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the years then ended, respectively. These consolidated financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Million Dollar Saloon, Inc. and Subsidiaries as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended, respectively, in conformity with generally accepted accounting principles.

                                                         S. W. HATFIELD, CPA
Dallas, Texas
January 13, 2000

                      Use our past to assist your future sm

P. O. Box 820395                               9002 Green Oaks Circle, 2nd Floor
Dallas, Texas  75382-0395                               Dallas, Texas 75243-7212
214-342-9635 (voice)                                          (fax) 214-342-9601
800-244-0639                                                      SWHCPA@aol.com
                                      F-2

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998


                                     ASSETS

                                                        1999            1998
                                                    -----------     -----------
Current Assets

   Cash on hand and in bank                          $   610,233    $   574,817
   Note receivable - current portion                      29,912         24,480
   Accounts receivable - trade and other                   9,748          6,671
   Prepaid Federal income taxes receivable                20,339         91,653
   Inventory                                              31,662         18,404
   Prepaid expenses                                         --           56,460
                                                     -----------    -----------

      Total current assets                               701,894        772,485
                                                     -----------    -----------


Property and Equipment - At Cost

   Buildings and related improvements                  1,987,515      1,987,515
   Furniture and equipment                               838,160        798,371
   Vehicles                                                 --           52,728
                                                     -----------    -----------
                                                       2,825,675      2,838,614
   Less accumulated depreciation                      (1,627,129)    (1,567,899)
                                                     -----------    -----------
                                                       1,198,546      1,270,715
   Land                                                  741,488        741,488
                                                     -----------    -----------

      Net property and equipment                       1,940,034      2,012,203
                                                     -----------    -----------


Other Assets

   Note receivable - noncurrent portion                    5,267         79,767
   Organization costs, net of accumulated
      amortization of $64.630 and $49,644,
      respectively                                        10,299         25,284
   Loan costs, net of accumulated amortization
      of $26,866 and $20,545, respectively                 4,741         11,062
   Other                                                   6,225          6,975
                                                     -----------    -----------

      Total other assets                                  26,532        123,088
                                                     -----------    -----------


Total Assets                                         $ 2,668,460    $ 2,907,776
                                                     ===========    ===========


                                  - Continued -

The accompanying notes are an integral part of these consolidated financial statements.



                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS - CONTINUED

                           December 31, 1999 and 1998


                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                              1999         1998
                                                           ----------   ----------

Current Liabilities
   Current portion of long-term debt                       $  139,657   $  181,905
   Accounts payable - trade                                    10,351       22,443
   Accrued liabilities                                         67,425       63,751
   Dividends payable                                           57,318       57,318
   Tenant deposits                                              6,500        6,500
                                                           ----------   ----------

      Total current liabilities                               281,251      331,917
                                                           ----------   ----------


Long-Term Liabilities
   Long-term debt, net of current maturities                     --        156,419
   Deferred tax liability                                     139,248      125,056
                                                           ----------   ----------

      Total liabilities                                       420,499      613,392
                                                           ----------   ----------


Commitments and Contingencies

Shareholders' Equity
   Preferred stock - $0.001 par value.  5,000,000 shares
      authorized.  None issued and outstanding                   --           --
   Common stock - $0.001 par value.  50,000,000 shares
      authorized.  5,731,778 and 5,731,778 issued and
      outstanding, respectively                                 5,732        5,732
   Additional paid-in capital                                    --           --
   Retained earnings                                        2,442,229    2,288,652
                                                           ----------   ----------

      Total shareholders' equity                            2,247,961    2,294,384
                                                           ----------   ----------


Total Liabilities and Shareholders' Equity                 $2,668,460   $2,907,776
                                                           ==========   ==========



The accompanying notes are an integral part of these consolidated financial statements.



                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                     Years ended December 31, 1999 and 1998


                                                           1999            1998
                                                        -----------    -----------

Revenues
   Bar and restaurant sales                             $ 2,947,585    $ 3,111,513
   Rental income                                            697,986        552,675
                                                        -----------    -----------
      Total revenues                                      3,645,571      3,664,188
                                                        -----------    -----------

Cost of Sales - Bar and Restaurant Operations
   Direct labor                                           1,244,177      1,277,734
   Purchases                                                542,469        528,338
                                                        -----------    -----------
      Total cost of sales                                 1,786,646      1,806,072
                                                        -----------    -----------

Gross Profit                                              1,858,925      1,858,116
                                                        -----------    -----------

Operating Expenses
   Salaries, wages and related expenses                     499,753        384,878
   Consulting, management and other professional fees       218,652        311,691
   Rental expenses, principally taxes                        65,325         60,354
   Interest expense                                          23,993         55,938
   Other operating expenses                                 685,650        676,407
   Depreciation and amortization                            113,802        114,385
                                                        -----------    -----------
         Total operating expenses                         1,607,175      1,603,653
                                                        -----------    -----------

Income from Operations                                      251,750        254,463

Other Income (Expenses)
   Gain on sale of property and equipment                      (654)          --
   Forgiveness of related party debt, principally
      accrued interest, in excess of agreed upon
      value of common stock taken for repayment                --          (40,337)
   Interest income                                           21,525         20,360
                                                        -----------    -----------

Income before Income Taxes                                  272,621        234,486

Provision for Income Taxes
   Currently payable                                        (74,840)       (68,239)
   Deferred                                                 (14,191)       (26,120)
                                                        -----------    -----------

Net Income                                                  183,590        140,127

Other Comprehensive Income                                     --             --
                                                        -----------    -----------

Comprehensive Income                                    $   183,590    $   140,127
                                                        ===========    ===========

Earnings per share of common stock
   outstanding, computed on net income -
   basic and fully diluted                                    $0.03          $0.02
                                                              =====          =====

Weighted-average number of shares outstanding             5,731,778      5,901,401
                                                        ===========    ===========



The accompanying notes are an integral part of these consolidated financial statements.



                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                     Years ended December 31, 1999 and 1998



                                     Common Stock              Additional                    Total
                                -------------------------      paid-in      Retained       shareholders'
                                 # shares        Amount        capital      earnings       equity
                                -----------   -----------    -----------    -----------    -----------
Balances at
   January 1, 1998              5,409,451    $     5,409    $      --      $ 2,585,545    $ 2,590,954

Shares sold under
   private placement              530,000            530        529,470           --          530,000

Shares issued for
   consulting fees                205,000            205         69,495           --           69,700

Purchase and retirement of
   treasury stock                 (30,000)           (30)       (29,970)          --          (30,000)

Acquisition of common
   stock into treasury as
   payment for amounts
   due from related parties
   and retirement thereof        (382,673)          (382)      (568,995)      (195,969)      (765,346)

Dividends declared                   --             --             --         (241,051)      (241,051)

Net income for the year              --             --             --          140,127        140,127
                              -----------    -----------    -----------    -----------    -----------

Balances at
   December 31, 1998            5,731,778          5,732           --        2,288,652      2,294,384

Dividends declared                   --             --             --         (230,013)      (230,013)

Net income for the year              --             --             --          183,590        183,590
                              -----------    -----------    -----------    -----------    -----------

Balances at
   December 31, 1999            5,731,778    $     5,732    $      --      $ 2,242,229    $ 2,247,961
                              ===========    ===========    ===========    ===========    ===========




The accompanying notes are an integral part of these consolidated financial statements.



                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Years ended December 31, 1999 and 1998


                                                               1999         1998
                                                             ---------    ---------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                $ 183,590    $ 140,127
   Adjustments to reconcile net income to net cash
      provided by operating activities
         Depreciation and amortization                         113,802      114,385
         Gain on sale of property and equipment                    654         --
         Common stock issued for consulting fees                  --         69,700
         Forgiveness of related party debt, principally
            accrued interest, in excess of agreed upon
            value of common stock taken for repayment             --         40,337
         Deferred income taxes                                  14,192       26,120
         (Increase) decrease in
            Accounts receivable - trade                         (3,077)      (6,671)
            Prepaid income taxes                                71,314      (54,405)
            Inventory                                          (13,258)      (2,307)
            Prepaid expenses                                    56,460       17,084
         Increase (decrease) in

            Accounts payable and other accrued liabilities      (8,416)      28,001
                                                             ---------    ---------
Net cash provided by operating activities                      415,261      372,371
                                                             ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES

   Principal collections on note receivable                     69,068       23,799
   Proceeds from sale of property and equipment                 19,558         --
   Purchases of property and equipment                         (39,789)     (73,641)
   Cash advances to shareholders and affiliates                   --           --
                                                             ---------    ---------
Net cash used in investing activities                           48,837      (49,842)
                                                             ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Payments on long-term debt                                 (198,667)    (159,836)
   Proceeds from sale of common stock                             --        530,000
   Purchase of treasury stock                                     --        (30,000)
   Dividends paid                                             (230,015)    (237,828)
                                                             ---------    ---------
Net cash provided by (used in) financing activities           (428,682)     102,336
                                                             ---------    ---------

INCREASE IN CASH AND CASH EQUIVALENTS                           35,416      424,865

Cash and cash equivalents at beginning of year                 574,817      149,952
                                                             ---------    ---------

Cash and cash equivalents at end of year                     $ 610,233    $ 574,817
                                                             =========    =========


                                  - Continued -

The accompanying notes are an integral part of these consolidated financial statements.

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                     Years ended December 31, 1999 and 1998


                                                         1999       1998
                                                        --------   --------
SUPPLEMENTAL DISCLOSURES OF
   INTEREST AND INCOME TAXES PAID

      Interest paid on borrowings                       $ 23,993   $ 55,938
                                                        ========   ========

      Income taxes paid                                 $  3,526   $122,644
                                                        ========   ========


SUPPLEMENTAL SCHEDULE OF NON-CASH
   INVESTING AND FINANCING ACTIVITIES

      Declaration of fourth quarter dividend of $0.01
         and $0.01 per share, respectively              $ 57,318   $ 57,318
                                                        ========   ========



The accompanying notes are an integral part of these consolidated financial statements.

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1999 and 1998



NOTE A - BACKGROUND AND ORGANIZATION

Million Dollar Saloon, Inc. (MDS) was incorporated under the laws of the State of Nevada on September 28, 1987. MDS is a holding company providing management support to its operating subsidiaries: Furrh, Inc., Tempo Tamers, Inc., Don, Inc. and Corporation Lex.

Furrh, Inc. (Furrh) was incorporated under the laws of the State of Texas on February 25, 1974. Furrh provides management services to Tempo Tamers, Inc, its wholly-owned subsidiary. Tempo Tamers, Inc. (Tempo), was incorporated under the laws of the State of Texas on July 3, 1978. Tempo operates an adult entertainment lounge and restaurant facility, located in Dallas, Texas, under the registered trademark and trade name "Million Dollar Saloon(R)".

Don, Inc. (Don) was incorporated under the laws of the State of Texas on November 8, 1973. Don owns and manages commercial rental property located in Tarrant County, Texas.

Corporation Lex (Lex) was incorporated under the laws of the State of Texas on November 30, 1984. Lex owns and manages commercial rental property located in Dallas County, Texas.

These financial statements reflect the books and records of Million Dollar Saloon, Inc., Furrh, Inc., Tempo Tamers, Inc., Corporation Lex and Don, Inc. for the years ended December 31, 1999 and 1998, respectively. All significant intercompany transactions have been eliminated in combination. The consolidated entities are referred to as Company.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Cash and Cash Equivalents
   -------------------------

   For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

   Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998



NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

2. Accounts Receivable and Revenue Recognition
   -------------------------------------------

   In the normal course of business, the Company extends unsecured credit to virtually all of its tenants related to rental property operations and accepts national bankcards as payment for goods and services in its lounge and entertainment facility. Bankcard charges are normally paid by the clearing institution within three to fourteen days from the date of presentation by the Company. All lease rental payments are either due on the first day of the month in advance for the month or on the first day of the week in arrears for the previous corresponding period. All revenue sources are located either in Dallas or Tarrant County, Texas. Because of the credit risk involved, management has provided an allowance for doubtful accounts which reflects its opinion of amounts which will eventually become uncollectible. In the event of complete non-performance, the maximum exposure to the Company is the recorded amount of trade accounts receivable shown on the balance sheet at the date of non-performance.

3. Inventory
   ---------

   Inventory consists of food and liquor consumables necessary in the operation of Tempo's adult lounge and entertainment facility. These items are valued at the lower of cost or market using the first-in, first-out method of accounting.

4. Property and Equipment
   ----------------------

   Property  and  equipment  is  recorded  at  cost  and  is  depreciated  on  a straight-line basis, over the estimated useful lives (generally 5 to 40 years) of the respective asset. Major additions and betterments are capitalized and depreciated over the estimated useful lives of the related assets. Maintenance, repairs, and minor improvements are charged to expense as incurred.

5. Trademark rights
   ----------------

   Amounts paid in conjunction with the acquisition and retention of the trademark "Million Dollar Saloon(R)" have been capitalized. The life of the registration is twenty years from its affirmation in 1988 and may be extended as allowed by applicable law at that point in time. This trademark has been assigned Registration No. 1,509,636 by the U. S. Patent and Trademark Office. The Company amortizes the trademark over a 10-year life using the straight-line method.

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998



NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

6. Income Taxes
   ------------

   The Company files a consolidated Federal Income Tax return and utilizes the asset and liability method of accounting for income taxes. The deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. No valuation allowance was provided against deferred tax assets. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization.

7. Earnings per share
   ------------------

   Earnings per share is computed by dividing consolidated net income by the composite weighted-average number of shares of common stock outstanding during the year. As of December 31, 1999 and 1998, the Company has no issued and outstanding securities, options or warrants that would be deemed potentially dilutive in the current and future periods.

NOTE C - CONCENTRATIONS OF CREDIT RISK

The Company maintains its cash accounts in a financial institution subject to insurance coverage issued by the Federal Deposit Insurance Corporation (FDIC). Under FDIC rules, the Company and its subsidiaries are entitled to aggregate coverage of $100,000 per account type per separate legal entity per financial institution. During the years ended December 31, 1999 and 1998, respectively, the entity listed below had credit risk exposures in excess of statutory FDIC coverage as described below. No other entities had any credit risk exposures during the years ended December 31, 1999 or 1998.


                                                  Highest          Low             Number of
                                                 exposure        exposure       days with exposure
                                                 --------        --------       ------------------

Year ended December 31, 1999
----------------------------
              Million Dollar Saloon, Inc.        $364,077         $18,760           365

Year ended December 31, 1998
----------------------------
              Million Dollar Saloon, Inc.        $430,537         $350,523          284

The Company has incurred no losses during 1999 or 1998 as a result of any of these unsecured situations.

NOTE D - NOTE RECEIVABLE

                                                            1999         1998
                                                          --------     --------
$220,000 note receivable from an unrelated
   individual for the sale of real estate.  Interest
   at 8.00%.  Payable in monthly installments
   of approximately $2,669, including interest.
   Final payment due in July 2002.  Collateralized
   by real estate and improvements located in
   Dallas County, Texas                                   $     -      $104,247

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998



NOTE D - NOTE RECEIVABLE - Continued
                                                            1999        1998
$35,179 note receivable from an unrelated                ---------    ---------
   individual for the sale of real estate.  Interest
   at 9.50%.  Payable in monthly installments
   of approximately $2,665, including interest.
   Final payment due in February 2001.
   Collateralized by real estate and improvements
   located in Dallas County, Texas                       $  35,179    $    --
                                                         ---------    ---------

                                                            35,179      104,247

  Less current portion                                     (29,912)     (24,480)
                                                         ---------    ---------

  Noncurrent portion                                     $   5,267    $  79,767
                                                         =========    =========

Future maturities of the note receivable are as follows:

                                                          Year ending
                                                         December 31,    Amount
                                                         ------------   --------
                                                             2000        $29,912
                                                             2001          5,267
                                                                          ------

                                                             Total       $35,179
                                                                          ======


NOTE E - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 1999 and 1998:

                                        1999           1998       Estimated life
                                     -----------    -----------   --------------
Buildings and related improvements   $ 1,987,515    $ 1,987,515     15-40 years
Furniture and equipment                  838,160        798,371      5-10 years
Vehicles                                    --           52,728       3 years
                                     -----------    -----------
                                       2,825,675      2,838,614
Less accumulated depreciation         (1,627,129)    (1,567,899)
                                     -----------    -----------
                                       1,198,546      1,270,715
Land                                     741,488        741,488
                                     -----------    -----------

Net property and equipment           $ 1,940,034    $ 2,012,203
                                     ===========    ===========

Depreciation expense for the years ended December 31, 1999 and 1998 was $91,746 and $92,331, respectively.

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998



NOTE F - ADVANCES TO/FROM OFFICERS, SHAREHOLDERS AND AFFILIATES

The Company, in prior years, made loans to various affiliates aggregating approximately $805,680 through December 31, 1997, including accrued interest. In September 1995, the balances due from these affiliates were converted to formal notes receivable bearing interest at 5.65%. These notes matured in September 1998 and were called by the Company in October 1998. All accrued interest and principal was payable at maturity. The notes bore interest at the statutory interest rate set by the Internal Revenue Service for related party loans. Due to the nature of the respective receivables, these amounts were classified in the financial statements as non-current.

During 1998, management discontinued the accrual of interest on these advances when it became apparent that the shareholders were not going to repay the obligations in cash at the maturity date. The shareholders were unable to liquidate their holdings at a satisfactory market price and tendered their holdings of an aggregate 382,673 shares of the Company's common stock in settlement of the outstanding debts. The Company experienced a charge to operations approximately equivalent to the 1997 accrued interest income, or approximately $40,000, for the differential between the agreed upon value of the shares tendered for payment and the gross carrying value of the debts at retirement.

NOTE G - LONG-TERM DEBT

Long-term debt consists of the following at December 31, 1999 and 1998, respectively:

                                                            1999        1998
                                                           -------     -------
$750,000 note payable to a bank.  Interest
   at 11.0%.  Payable in monthly installments
   of approximately $16,369, including
   interest.  Final payment due in September
   2000.  Collateralized by real estate and
   improvements located in Dallas and
   Tarrant Counties, Texas.                               $139,657    $310,504

$52,707 installment note payable to a finance
   company.  Payable  in monthlyinstallments of
   approximately $1,111, including interest at
   9.50%. Paid in full in July 1999.
   Collateralized by a vehicle                                --        27,820
                                                           -------     -------

                                                           139,657     338,324
      Less current portion                                (139,657)   (181,905)
                                                           -------     -------

      Long-term portion                                   $   --      $156,419
                                                           =======     =======



                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998



NOTE G - LONG-TERM DEBT - Continued

Current maturities of long-term maturities as of December 31, 1999 are as follows:

                                                                             Year ending
                                                                             December 31,      Amount
                                                                             ------------     --------
                                                                                2000          $139,657
                                                                                               -------

                                                                                Total         $139,657
                                                                                               =======


NOTE H - INCOME TAXES

The deferred current tax asset and non-current deferred tax liability on the December 31, 1999 and 1998, respectively, balance sheet consists of the following:

                                                                             December 31,     December 31,
                                                                                1999             1998
                                                                             ------------     ------------

                  Non-current deferred tax liability                            $(139,248)    $(125,056)
                                                                                  =======       =======

The non-current deferred tax liability results from the usage of statutory accelerated tax depreciation and amortization methods.

The components of income tax expense (benefit) for the years ended December 31, 1999 and 1998, respectively, are as follows:

                                                                                1999          1998
                                                                              ---------      ---------
                  Federal:
                    Current                                                     $74,840       $68,239
                    Deferred                                                     14,191        26,120
                                                                               --------       -------
                                                                                 89,031        94,359
                                                                               --------       -------
                  State:
                    Current                                                        --            --
                    Deferred                                                       --            --
                                                                               --------       -------
                                                                                   --            --
                                                                               --------       -------
                  Total                                                        $89,031        $94,359
                                                                                ======         ======

The Company's income tax expense (benefit) for the years ended December 31, 1999 and 1998, respectively, differed from the statutory federal rate of 34 percent as follows:

                                                                               1999             1998
                                                                              ---------        ---------
Statutory rate applied to earnings before income taxes                         $92,691          $79,725
Increase (decrease) in income taxes resulting from:
     State income taxes                                                          --                --
     Deferred income taxes                                                      14,191           26,120
     Effect of incremental tax brackets and the
         application of business tax credits                                   (17,851)         (11,486)
                                                                                ------           ------

Income tax expense                                                             $89,031          $94,359
                                                                                ======           ======


                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998



NOTE H - INCOME TAXES - Continued

Deferred income tax expense as of December 31, 1999 and 1998, respectively, consists of the following components:

                                                           1999        1998
                                                          -------     -------
     Changes in deferred tax assets
       Effect of utilization of net operating loss
         and business tax credit carryforwards            $  --       $  --
     Changes in deferred tax liabilities
       Effect of differences in book and
         statutory tax depreciation methods                14,191      26,120
                                                           ------      ------

       Changes in deferred income tax accounts            $14,191     $26,120
                                                           ======      ======


NOTE I - CAPITAL STOCK TRANSACTIONS

In April 1998, the Company purchased and retired approximately 30,000 shares of issued and outstanding common stock for approximately $30,000. The retirement was accounted for as a reduction in the carrying value of issued and outstanding common stock at its respective par value, a reduction of additional paid-in capital and a reduction of retained earnings, where appropriate, in accordance with the tenets of Accounting Principles Board Opinion No. 6.

On March 19, 1998, the Company sold 530,000 shares of restricted, unregistered common stock to an individual under a Stock Purchase Agreement (Agreement) at a price of $1.00 per share for total proceeds to the Company of $530,000. The Agreement also contains a "second closing" clause whereby the individual will acquire an additional 400,000 shares of equivalent restricted, unregistered common stock at $1.10 per share for gross proceeds of $440,000, on or before July 15, 1998. On October 18, 1999, the Company's Board of Directors modified and amended the ":second closing" clause whereby the purchaser may purchase from time to time any or all of the 400,000 shares of common stock at $1.10 per share and to extend the exercise period until the close of business on October 18, 2004. As of December 31, 1999, the individual has not purchased any shares of common stock in accordance with the "second closing" portion of the Agreement.

Further, the Company has granted the individual the option to purchase an additional 1,000,000 shares of restricted, unregistered common stock at a price of $1.25 per share on or before February 28, 1999. The option expiration may be accelerated if the Company's common stock is traded on the NASDAQ Small-Cap Market or other national exchange and the closing bid price equals or exceeds $1.75 per share for 10 consecutive trading days (Trading Period). In this event, the expiration date of the option shall be the 90th day after the Trading Period and the Company must notify the individual of the acceleration in writing. This option expired on February 28, 1999 with no shares being issued.

                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998



NOTE I - CAPITAL STOCK TRANSACTIONS - Continued

On March 19, 1998, concurrent with the Stock Purchase Agreement discussed above, the Company entered into a Consulting Agreement with a separate individual for consulting, advisory and management services to be performed as directed by the Company's Board of Directors. The Consulting Agreement is for a term of one (1) year and may be terminated by either party with ten (10) days written notice. The compensation for the Consulting Agreement was paid in restricted, unregistered common stock of the Company as follows: 150,000 shares as payment for consulting, advisory and management services to be performed as directed by the Company's Board of Directors and an additional 55,000 shares upon receipt of the $530,000 discussed above. An additional 45,000 shares will be issued to the consultant upon receipt of the $440,000 which was due on or before July 15, 1998. This Consulting Agreement terminated of its own accord in July 1998 and the termination was acknowledged in writing to the Company by the individual in January 2000.

The Company, upon execution of the Consulting Agreement and receipt of the $530,000 related to the Stock Purchase Agreement, issued the respective 150,000 and 55,000 shares due under the terms of the Consulting Agreement. These transactions were valued at approximately $0.34 per share, or an aggregate $69,700, which approximated the "fair value" of the Company's restricted stock issued on the transaction date.

On October 31, 1998, the Company took an aggregate 382,673 shares of issued and outstanding common stock from two shareholders, who were former employees, affiliates and/or management, at an agreed-upon value of approximately $765,000 in satisfaction of notes receivable aggregating approximately $805,000, including accrued interest through December 31, 1997. The Company discontinued, during the first quarter of 1998, the accrual of interest due to uncertainties in the ultimate settlement of this situation at the scheduled maturity date. The Company experienced a charge to operations approximately equivalent to the 1997 accrued interest income, or approximately $40,000, for the differential between the agreed upon value of the shares tendered for payment and the gross carrying value of the debts at retirement. The shares obtained by the Company were returned to treasury stock status and were concurrently retired by the Company. This treasury stock retirement was accounted for as a reduction in the carrying value of issued and outstanding common stock at approximately $383, which equals the par value of the shares, a reduction of additional paid-in capital of approximately $569,995 and a reduction of retained earnings of $195,969, in accordance with the tenets of Accounting Principles Board Opinion No. 6.

NOTE J - COMMITMENTS

The Company leases commercial real estate on long-term operating leases. The leases require minimum weekly lease payments, plus reimbursement for annual property taxes. The respective tenants are responsible for normal maintenance and repairs, insurance and other direct operating expenses related to the property. As of December 31, 1999, future minimum non-cancellable lease revenues are as follows:

                                                    Year ending
                                                   December 31,     Amount
                                                   ------------   -----------
                                                     2000         $   689,000
                                                     2001             689,000
                                                     2002             546,500
                                                     2003             280,500
                                                                    ---------
                                                     Total        $ 2,205,000
                                                                    =========



                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998



NOTE K - LITIGATION

The  Company  is one of several  defendants  in Cause No.  DV99-02585-L;  Roy D.
Stedham v. The Million Dollar  Saloon,  et al.;  193rd  District  Court,  Dallas
County, Texas which is alleged to be a class action seeking monetary damages for violation of the Texas Finance Code concerning overcharges for purchases of certain items by the use of a credit card. The Company has denied the allegations and intends to vigorously contest the claims asserted. The Company does not believe that the plaintiff/class will prevail on their claims. The monetary damages sought, plus attorneys' fees, in management's opinion does not constitute an amount that is material to the Company.

NOTE L - SEGMENT INFORMATION

The Company operates with a centralized management structure and has two identifiable operating segments: an adult entertainment lounge and restaurant located in Dallas, Texas and commercial rental real estate located in Dallas and Tarrant Counties, Texas. All revenues are generated operations in these geographic areas. The Company has a relationship whereby rental revenues from various entities under common control comprise approximately 19.1% and 15.0% of total revenues for 1999 and 1998, respectively.

                                       Restaurant    Rental       General and
                                       facility      real estate  administrative     Total
                                     ------------   ------------  --------------  -----------

Year ended December 31, 1999

   Revenue from external customers   $ 2,947,585    $   697,986    $      --      $ 3,645,571
   Revenue (expenses) from/to

     intercompany sources               (240,000)       350,000       (110,000)          --
   Interest income                          --            8,036         13,489         21,525
   Interest expense                       (1,593)          --           25,586         23,993
   Depreciation and amortization          33,390         22,000         58,412        113,802
   Income tax expense (benefit)          (47,413)        43,703         99,473         95,763
   Segment assets                        286,847      2,152,465        222,416      2,661,728
   Fixed asset expenditures               39,789           --             --           39,789

Year ended December 31, 1998

   Revenue from external customers   $ 3,111,513    $   552,675    $      --      $ 3,664,188
   Revenue (expenses) from/to

     intercompany sources               (240,000)      (360,000)       600,000           --
   Interest income                          --            9,577         10,783         20,360
   Interest expense                        5,863           --           50,075         55,938
   Depreciation and amortization          34,505         21,469         58,411        114,385
   Income tax expense (benefit)          (21,867)        34,428         81,798         94,359
   Segment assets                        501,838      2,036,551        369,387      2,907,776
   Fixed asset expenditures               51,627         22,014           --           73,641



                  MILLION DOLLAR SALOON, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                           December 31, 1999 and 1998



NOTE M - SELECTED FINANCIAL DATA (Unaudited)

The following is a summary of the quarterly results of operations for the years ended December 31, 1999 and 1998, respectively.

                           Quarter ended  Quarter ended  Quarter ended  Quarter ended  Year ended
                             March 31,     June 30,      September 30,  December 31,   December 31,
                           -------------  -------------  -------------  -------------  -------------
1999
----
   Restaurant sales        $   855,208    $   789,174    $   804,456    $   498,744    $ 2,947,582
   Rental income               169,911        170,525        174,525        183,025        697,986
   Gross profit                539,021        429,160        515,729        375,015      1,858,925
   Net earnings                115,391         37,438         89,926        (59,165)       183,590
   Basic and fully
     diluted earnings
     per share                    0.02           0.01           0.02          (0.01)          0.03
   Weighted-average
     number of shares
     issued and outstanding  5,731,788      5,731,778      5,731,778      5,731,778      5,731,778

1998
----
   Restaurant sales        $   829,942    $   818,713    $   900,525    $   562,333    $ 3,111,513
   Rental income               125,422        113,633        139,524        174,096        552,675
   Gross profit                490,811        410,151        522,555        434,599      1,858,116
   Net earnings                 63,779         53,613        130,513       (107,778)       140,127
   Basic and fully
     diluted earnings
     per share                    0.01           0.01           0.02          (0.02)          0.02
   Weighted average
     number of shares
     issued and outstanding  5,515,618      6,144,451      6,144,451      5,852,403      5,901,401